                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-60170

PRICING SUPPLEMENT NO. 3, DATED JANUARY 8, 2002
(To Prospectus dated May 10, 2001 and
Prospectus Supplement dated May 24, 2001)

                               U.S.$1,500,000,000

                             McDONALD'S CORPORATION

                           Medium-Term Notes, Series G
                               (Fixed Rate Notes)
                 Due from 1 Year to 60 Years from Date of Issue

The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:                   U.S.$150,000,000

Issue Price:                        99.965% of the Principal Amount of the Notes

Original Issue Date:                January 14, 2002

Stated Maturity:                    February 15, 2005

Interest Rate:                      4.150% per annum

Interest Payment Dates:
     (Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:
     (Applicable only if other than February 1 and August 1 of each year)

Form:                               [X] Book-Entry  [_] Certificated

Specified Currency:
     (If other than U.S. dollars)

Option to Receive Payments in Specified Currency:  [_] Yes  [_] No
     (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

Authorized Denominations:
     (Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
     Applicable only if other than immediately available funds)

Optional Redemption:  [X] The Notes cannot be redeemed prior to Stated Maturity.

                      [_] The Notes can be redeemed prior to Stated Maturity.

Optional Redemption Dates: Not Applicable

     Redemption Prices:

     [_] The Redemption Price shall initially be   % of the principal amount of
the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

     [_]  Other:

Sinking Fund:         [X|  The Notes are not subject to a Sinking Fund.

                      [_]  The Notes are subject to a Sinking Fund.

     Sinking Fund Dates:

     Sinking Fund Amounts:

Amortizing Note:       [_] Yes    [X] No

     Amortization Schedule:
Optional Repayment:    [_]  Yes   [X]  No

     Optional Repayment Dates:

     Optional Repayment Prices:

Original Issue Discount Note:   [_]  Yes    [X]  No

     Total Amount of OID:

     Yield to Stated Maturity:

     Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agent's discount or commission: 0.250% of the principal amount of the Notes

Net proceeds to Company (if sale to Agent as principal): 99.715% of the Principal Amount of the Notes

Agent's Capacity:        [_] Agent    [X] Principal

Agents:                  Merrill Lynch & Co.
                         Banc One Capital Markets, Inc.
                         RBC Capital
                         Scotia Capital

CUSIP:                   58013MDQ4

Plan of Distribution:


                                    Agents                                       Principal Amount

                         Merrill, Lynch, Pierce, Fenner & Smith Incorporated        $127,500,000
                         Banc One Capital Markets, Inc.                                7,500,000
                         RBC Dominion Securities Corporation                           7,500,000
                         Scotia Capital (USA) Inc.                                     7,500,000
                                                                                     -----------
                                Total:                                              $150,000,000
                                                                                    ============